$420,000,000

Sabine Pass LNG, L.P.
6.500% Senior Secured Notes due 2020
PURCHASE AGREEMENT
October 1, 2012
CREDIT SUISSE SECURITIES (USA) LLC (“Credit Suisse”),
HSBC Securities (USA) Inc.,
As representatives (“Representatives”),

c/o Credit Suisse Securities (USA) LLC
Eleven Madison Avenue,
New York, N.Y. 10010-3629
Dear Sirs:
1.Introductory. Sabine Pass LNG, L.P., a Delaware limited partnership (the “Company”), agrees with the initial purchasers named in Schedule A hereto (the “Purchasers”) subject to the terms and conditions stated herein, to issue and sell to the Purchasers in the aggregate U.S.$420,000,000 principal amount of its 6.500% Senior Secured Notes due 2020 (the “Notes”) to be issued under an indenture that will be dated as of October 16, 2012 (the “Indenture”), between the Company and The Bank of New York Mellon, as Trustee (the “Trustee”). To the extent there are not additional Purchasers listed in Schedule A other than you, the term Purchasers shall mean either the singular or the plural as the context requires.

The holders of the Notes will be entitled to the benefits of a Registration Rights Agreement dated as of the Closing Date (as hereinafter defined) among the Company and the Purchasers (the “Registration Rights Agreement”), pursuant to which the Company agrees to file a registration statement with the Securities and Exchange Commission (the “Commission”) registering the exchange of registered notes for the Notes or resale of the Notes under the Securities Act of 1933, as amended (the “Securities Act”).

The Company and Sabine Pass Tug Services, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Tug Services”), are collectively called the “Cheniere Entities.”
The Company hereby agrees with the Purchasers as follows:
2.Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the Purchasers that:

(a)A preliminary offering circular, dated October 1, 2012, (the “Preliminary Offering Circular”) relating to the Notes to be offered by the Purchasers and a final offering circular (the “Final Offering Circular”) disclosing the offering price and other final terms of the Notes and is dated as of the date of this Agreement (even if finalized and issued subsequent to the date of this Agreement) have been or will be prepared by the Company. “General Disclosure Package” means the Preliminary Offering Circular, together with any Issuer Free Writing Communication (as hereinafter defined) existing at the Applicable Time (as hereinafter defined) and the information in it which is intended for general distribution to prospective investors, as evidenced by its being specified in Schedule B to this Agreement (including the term sheet listing the final terms of the Notes and their offering, included as Exhibit B-1 in Schedule B to this Agreement, which is referred to as the “Terms Communication”). “Applicable Time” means 4:25 p.m. (Eastern time) on the date of this Agreement. As of the date of this Agreement, the Final Offering Circular does not, and as of the Closing Date, the Final Offering Circular will not, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. At the Applicable Time and as of the Closing Date, neither (i) the General Disclosure Package, nor (ii) any individual

Supplemental Marketing Material (as hereinafter defined), when considered together with the General Disclosure Package, included or will include any untrue statement of a material fact or omitted or will omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding two sentences do not apply to statements in or omissions from the Preliminary Offering Circular or Final Offering Circular, the General Disclosure Package or any Supplemental Marketing Material based upon written information furnished to the Company by any Purchaser specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof.

“Free Writing Communication” means a written communication (as such term is defined in Rule 405 under the Securities Act) that constitutes an offer to sell or a solicitation of an offer to buy the Notes and is made by means other than the Preliminary Offering Circular or the Final Offering Circular. “Issuer Free Writing Communication” means a Free Writing Communication prepared by or on behalf of the Company, used or referred to by the Company or containing a description of the final terms of the Notes or of their offering, in the form retained in the Company's records. “Supplemental Marketing Material” means any Issuer Free Writing Communication specified in Schedule B to this Agreement.

(b)The Company has been duly organized and is validly existing as a limited partnership in good standing under the laws of the State of Delaware, with limited partnership power and authority to own or lease its properties and conduct its business as described in the General Disclosure Package. The Company is duly qualified to do business as a foreign limited partnership in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified or have such power or authority would not, individually or in the aggregate, result in a material adverse effect on the financial condition, business, properties or results of operations of the Cheniere Entities taken as a whole (a “Material Adverse Effect”). The Company has the limited partnership power and authority to execute and deliver, and to perform its obligations under, each of this Agreement, the Indenture, the Notes and the Registration Rights Agreement.

(c)The Indenture has been duly authorized by the Company, and, when duly executed and delivered in accordance with its terms by the Company, assuming due authorization, execution and delivery thereof in accordance with its terms by the Trustee, will conform in all material respects to the description thereof contained in the General Disclosure Package and the Final Offering Circular and will constitute a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and remedies or by general equity principles.

(d)The Notes have been duly authorized for issuance and sale pursuant to this Agreement and the Indenture, and when executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and delivered against payment of the purchase price therefor, will conform in all material respects to the description thereof contained in the General Disclosure Package and the Final Offering Circular, and will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and remedies or by general equity principles, and will be entitled to the benefits of the Indenture.

(e)The Registration Rights Agreement has been duly authorized by the Company; and, when the Notes have been duly executed, authenticated, issued, delivered and paid for pursuant to this Agreement on the Closing Date, the Registration Rights Agreement will have been duly executed and delivered by the Company and will constitute a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and remedies or by general equity principles.

(f)Except as disclosed in the General Disclosure Package or the fees payable pursuant to the Dealer Manager Agreement dated as of the Closing Date (as hereinafter defined) between the Company and Credit Suisse Securities (USA) LLC, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any Purchaser for a brokerage commission, finder's fee or other like payment with respect to the consummation of the transactions contemplated by this Agreement.

(g)No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required for the consummation of the transactions contemplated by this Agreement in connection with the issuance and sale of the Notes by the Company except (i) as may be required under applicable state securities laws in connection with the purchase and resale of the Notes by the Purchasers, (ii) those required under the Registration Rights Agreement and (iii) those that, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect.

(h)The execution, delivery and performance of the Indenture, this Agreement, and the Registration Rights Agreement, and the issuance and sale of the Notes and compliance with the terms and provisions thereof will not result in (i) a violation of any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of its properties, (ii) a breach or violation of any of the terms or provisions of, or constitute a default under, any agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the properties or assets of the Company is subject, or (iii) any violation of the provisions of the limited partnership agreement or certificate of limited partnership of the Company (the “Organizational Documents”), except, in the case of clauses (i) and (ii) above, for any such conflict, breach or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

(i)This Agreement has been duly authorized, executed and delivered by the Company.

(j)Each of the Cheniere Entities has good and indefeasible title to all real property and good title to all personal property described in the General Disclosure Package as owned by the Cheniere Entities, free and clear of all Liens except (i) as described, and subject to limitations contained, in the General Disclosure Package or (ii) as do not materially interfere with the use of such properties taken as a whole as they have been used in the past and are proposed to be used in the future as described in the General Disclosure Package; with respect to any real property and buildings held under lease by the Cheniere Entities, such real property and buildings are held under valid and subsisting and enforceable leases with such exceptions as do not materially interfere with the use of the properties of the Cheniere Entities as they have been used in the past as described in the General Disclosure Package and are proposed to be used in the future as described in the General Disclosure Package; provided, however, that with respect to such leases, the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors' rights and remedies and by general equity principles.

(k)Except as described in or contemplated by the General Disclosure Package, the Cheniere Entities possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business associated with their assets in their current stage of development, except where the failure so to possess would not, individually or in the aggregate, result in a Material Adverse Effect; the Cheniere Entities are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, individually or in the aggregate, result in a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, individually or in the aggregate, result in a Material Adverse Effect; and the Cheniere Entities have not received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses that, individually or in the aggregate would have a Material Adverse Effect.

(l)Except as disclosed in the General Disclosure Package, the Cheniere Entities possess all certificates, authorities or permits issued by the appropriate governmental agencies or bodies (collectively, “Licenses”) that are currently required to develop their proposed business, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect, and the Cheniere Entities have not received any notice of proceedings relating to the revocation or modification of any Licenses that, if determined adversely to any Cheniere Entity, would individually or in the aggregate have a Material Adverse Effect.

(m)No material labor dispute with the employees of the Cheniere Entities exists or, to the knowledge of any of the Cheniere Entities, is imminent that could reasonably be expected to have a Material Adverse Effect.

(n)Except as would not have a Material Adverse Effect, (i) the Cheniere Entities own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business of the Cheniere Entities, and (ii) the Cheniere Entities have not received any notice and are not otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances that would render any Intellectual Property invalid or inadequate to protect the interests in the Cheniere Entities.
(o)Except as described in or contemplated by the General Disclosure Package and the Final Offering Circular, the Cheniere Entities (i) are in compliance with any and all applicable federal, state and local laws and regulations relating to the prevention of pollution or protection of the environment or imposing liability or standards of conduct concerning any Hazardous Materials (as defined below) (“Environmental Laws”), (ii) have received all permits required of them under applicable Environmental Laws to conduct their respective businesses as presently conducted, (iii) are in compliance with all terms and conditions of any such permits and (iv) do not have any liability in connection with the release into the environment of any Hazardous Material, except in the case of each of clauses (i), (ii), (iii) and (iv) as would not, individually or in the aggregate, have a Material Adverse Effect. The term “Hazardous Material” means (A) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (B) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (C) any petroleum or petroleum product, (D) any polychlorinated biphenyl and (E) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance regulated under or within the meaning of any applicable Environmental Law.

(p)Each Cheniere Entity is in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which any Cheniere Entity would have any liability, excluding any reportable event for which a waiver could apply; no Cheniere Entity expects to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “pension plan” for which any Cheniere Entity would have any liability that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and nothing has occurred, whether by action or by failure to act, that would reasonably be expected to cause the loss of such qualification.
(q)Except as described in the General Disclosure Package, there is no (i) action, suit or proceeding before or by any court, arbitrator or governmental agency, body or official, domestic or foreign, now pending or, to the knowledge of the Company, threatened, to which any of the Cheniere Entities is or may be a party or to which the business or property of any of the Cheniere Entities is or may be subject, (ii) statute, rule, regulation or order that has been enacted, adopted or issued by any governmental agency with respect to any Cheniere Entity or (iii) injunction, restraining order or order of any nature issued by a federal or state court or foreign court of competent jurisdiction, to which any of the Cheniere Entities is or may be subject, that, in the case of clauses (i), (ii) and (iii) above, would, individually or in the aggregate, (A) have a Material Adverse Effect, (B) prevent or result in the suspension of the offering of the Notes or (C) in any manner draw into question the validity of this Agreement or the Notes.
(r)The financial statements and the related notes thereto included in the General Disclosure Package present fairly in all material respects the financial position of the Company as of the dates shown and its results of operations and cash flows for the periods shown, and, except as otherwise disclosed in the General Disclosure Package, such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis.
(s)Since the date of the most recent financial statements of the Company included in the General Disclosure Package, (i) there has not been any change in the partnership interest or units of the Company, or any distribution of any kind declared, set aside for payment, paid or made by the Company on any partnership interest or units, or any material adverse change, or any development involving a prospective material adverse change, in or affecting the financial condition, business, properties or results of operations of the Company; (ii) the Company has not entered into any transaction or agreement that is material to the Company or incurred any liability or obligation, direct or contingent, that is material to the Company; and (iii) the Company has not sustained any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority that is material to the Company, except in the case of each of clauses (i), (ii) and (iii) as otherwise disclosed in the General Disclosure Package.

(t)The Company is not an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the United States Investment Company Act of 1940, as amended (the “Investment Company Act”); and the Company is not and, after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the General Disclosure Package, will not be, an “investment company” as defined in the Investment Company Act.
(u)No securities of the same class (within the meaning of Rule 144A(d)(3) under the Securities Act) as the Notes are listed on any national securities exchange registered under Section 6 of the United States Securities Exchange Act of 1934 (the “Exchange Act”) or quoted in a U.S. automated inter-dealer quotation system.
(v)Except as disclosed in the General Disclosure Package, on the date of this Agreement, the Company's Annual Report on Form 10-K most recently filed with the Commission and all subsequent reports (collectively, the “Exchange Act Reports”) which have been filed by the Company with the Commission do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Exchange Act Reports, when they were filed with the Commission, conformed in all material respects to the requirements of the Exchange Act and the rules and regulations promulgated thereunder.
(w)The Company has not taken, directly or indirectly, any action designed to or that might reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of the Notes to facilitate the sale or resale of the Notes.
(x)Assuming the accuracy of the representations and warranties of the Purchasers set forth in Section 4 hereof and the Purchasers' compliance with their agreements set forth herein,(i) the offer and sale of the Notes in the manner contemplated by this Agreement will be exempt from the registration requirements of the Securities Act by reason of Section 4(a)(2) thereof (and Regulation D thereunder), and by Rule 144A (“Rule 144A”) or Regulation S thereunder (“Regulation S”); and (ii) it is not necessary to qualify an indenture in respect of the Notes under the United States Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
(y)None of the Cheniere Entities, nor any of their affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) that is or will be integrated with the sale of the Notes in a manner that would require registration of the Notes under the Securities Act. None of the Cheniere Entities, nor any of their affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act), nor any person acting on their behalf (other than the Purchasers, as to which no representation is made) (i) has, within the six-month period prior to the date hereof, solicited offers for, or offered or sold, in the United States or to any U.S. person (as such terms are defined in Regulation S under the Securities Act) the Notes or any security of the same class or series as the Notes or (ii) has offered, or will offer or sell, the Notes (A) in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D under the Securities Act or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act or (B) with respect to any such securities sold in reliance on Rule 903 of Regulation S, by means of any directed selling efforts within the meaning of Rule 902(c) of Regulation S. The Cheniere Entities, their affiliates and any person acting on their behalf (other than the Purchasers, as to which no representation is made) have complied and will comply with the offering restrictions requirement of Regulation S. The Cheniere Entities have not entered and will not enter into any contractual arrangement with respect to the distribution of the Notes except for this Agreement.

(z)Tug Services has been duly formed and is existing and in good standing under the laws of the jurisdiction of its formation, with limited liability company power and authority to own its properties and conduct its business as described in the General Disclosure Package; and Tug Services is duly qualified to do business as a foreign limited liability company and is in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; all of the issued and outstanding limited liability company interests of Tug Services have been duly authorized and validly issued in accordance with the limited liability company agreement of Tug Services (the “Tug Services LLC Agreement”) and are fully paid (to the extent required by the Tug Services LLC Agreement) and non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act); and, except as disclosed in the General Disclosure Package, the limited liability company interests of Tug Services is owned free from liens, encumbrances and defects (except for restrictions on transferability as described in the General Disclosure Package, the Final Offering Circular or the Tug Services LLC Agreement and liens granted to secure the indebtedness under the Indenture, dated as of November 9, 2006 (the “2006 Indenture”), between the Company and The Bank of New York, as Trustee).
(aa)On the Closing Date, the Indenture will conform in all material respects to the requirements of the Trust Indenture Act, and the rules and regulations of the Commission applicable to an indenture that is qualified thereunder.
(bb)On the Closing Date, after giving pro forma effect to the offering of the Notes and the use of proceeds therefrom as indicated in the “Use of Proceeds” section of the General Disclosure Package, the Company will be Solvent. As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (i) the present fair market value (or present fair saleable value) of the assets of the Company is not less than the total amount required to pay the liabilities of the Company on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; (ii) the Company is able to pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business; (iii) assuming consummation of the issuance of the Notes as contemplated by this Agreement and the General Disclosure Package, the Company is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature; and (iv) the Company is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which the Company is engaged.
(cc)Except as disclosed in the General Disclosure Package, none of the Cheniere Entities is (i) in violation of its Organizational Documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which any Cheniere Entity is a party or by which any Cheniere Entity is bound or to which any of the property or assets of any Cheniere Entity is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court, arbitrator or governmental or regulatory authority having jurisdiction over any Cheniere Entity or any of its properties, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

(dd)Except as expressly provided by the Registration Rights Agreement, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company or to require the Company to include such securities with the Notes registered pursuant to any registration statement.
(ee)Neither the issuance or sale of the Notes, nor the application of the proceeds thereof by the Company as described in the General Disclosure Package, will violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.
(ff)Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 4 hereof and the Purchasers' compliance with their agreements set forth herein, the Notes offered and sold in reliance on Regulation S have been and will be offered and sold only in offshore transactions.
(gg)The sale of the Notes pursuant to Regulation S is not part of a plan or scheme to evade the registration requirements of the Securities Act.
(hh) The LNG Terminal Use Agreement, dated November 8, 2004, as amended, between Chevron U.S.A. Inc. and the Company (the “Chevron TUA”), the Guaranty Agreement, dated December 15, 2004, between Chevron Corporation and the Company (the “Chevron Guaranty”), the LNG Terminal Use Agreement, dated September 2, 2004, as amended and supplemented, between Total Gas & Power North America, Inc. and the Company (the “Total TUA”), the Parent Guarantee dated as of November 5, 2004, executed by Total S.A., guaranteeing certain payment obligations of Total Gas & Power North America, Inc. under that certain LNG Terminal Use Agreement, dated as of September 2, 2004 (the “Total Guarantee”), the Second Amended and Restated LNG Terminal Use Agreement, dated July 31, 2012, between Sabine Pass Liquefaction, LLC and the Company (the “Liquefaction TUA”), the Guaranty Agreement dated July 31, 2012 executed by Cheniere Energy Partners, L.P., guaranteeing the obligations of Sabine Pass Liquefaction, LLC under the Liquefaction TUA (the “CQP Guaranty”), the Amended and Restated Management Services Agreement, dated August 9, 2012, between the Company and Cheniere LNG Terminals, Inc. (the “Management Services Agreement”), the Amended and Restated Operation and Maintenance Agreement, dated August 9, 2012, by and among Cheniere Energy Partners GP, LLC, Cheniere LNG O&M Services, LLC and the Company (the “O&M Agreement”), the Omnibus Agreement, dated as of September 2, 2004 between Total LNG USA, Inc. and the Company, as amended (the “Total Omnibus Agreement”), the Omnibus Agreement dated as of November 8, 2004 between Sabine Pass LNG and Chevron U.S.A. Inc. (the “Chevron Omnibus Agreement”), the Lease Agreement dated January 15, 2005, by and between Crain Brothers Ranch, Inc., M.A. Domatti Management Trust, Domatti Family Living Trust, Eval.Domatti Erika Domatti, Renata Domatti and the Company, as amended, (the “First Lease Agreement”), the Lease Agreement, dated January 15, 2005, by and between Crain Lands, L.L.C. and the Company, as amended (the “Second Lease Agreement”) and the Lease Agreement, dated January 15, 2005 between George A. Davis Carmen V. Gebhardt Trust, Linda D. Dlouhy Trust, Mary P. Davis Lakhardi, Edwin Scott Henry, Charles Gregory Henry, Candace Henry Olivier, Wilma Davis Bride, James Austin Guthrie, Earl Guthrie, Lonnie A. Davis, Jr., Daniel D. Davis, Sandra Denise Davis, Martha Davis Johnson, Sharon Davis Faulk, Daniel Ellender, Sally Ellender Gay and the Company, as amended (the “Third Lease Agreement” and together with the Chevron TUA, the Chevron Guaranty, the Total TUA, the Total Guarantee, the Liquefaction TUA, the CQP Guaranty, the Management Services Agreement, the O&M Agreement, the Total Omnibus Agreement, the Chevron Omnibus Agreement, the First Lease Agreement and the Second Lease Agreement, the “Material Contracts”) are each in full force and effect and, to the extent the Company is a party thereto, each constitutes a valid and binding obligation of the Company and, to the Company's knowledge, each of the other parties thereto (the “Other Parties”). Except as disclosed in the Preliminary Offering Circular and the Final Offering Circular, neither the Company, nor any of the Other Parties to any Material Contract (to the Company's knowledge), are in breach, violation or default thereof, and no event has occurred which with notice or lapse of time or both would constitute a breach, violation or default by the Company or, to the Company's knowledge, any Other Party, or permit termination, modification or acceleration by the Other Parties, under the Material Contracts.

(ii)The Company is not classified as an association (or publicly traded partnership) taxable as a corporation for United States federal income tax purposes.
(jj)The Cheniere Entities are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the business in which they are engaged, and all such insurance is in full force and effect.
(kk)Ernst & Young LLP, who has certified certain financial statements of the Company and its consolidated subsidiaries and delivered its report with respect to the audited consolidated financial statements and schedules included in the General Disclosure Package and the Final Offering Circular, is an independent public accounting firm with respect to the Company in accordance with U.S. generally accepted accounting principles.
(ll)The operations of the Cheniere Entities are and have been conducted at all times in compliance with, in each case to the extent applicable, the financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the anti-money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any of the Cheniere Entities with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.
(mm)None of the Cheniere Entities, nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of a Cheniere Entity is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering of the Notes, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.
(nn)No Cheniere Entity, nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of any Cheniere Entity, is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; the Cheniere Entities and their affiliates have conducted their businesses in compliance with the FCPA; and Cheniere Energy, Inc., a Delaware corporation and the Company's indirect parent, has instituted and maintains policies and procedures applicable to itself and all of its subsidiaries that are reasonably designed to ensure, and that are reasonably expected to continue to ensure, continued compliance therewith.

(oo)The execution and delivery of the Additional Secured Debt Designation (which document shall be substantially in the form attached as Exhibit A to the Collateral Trust Agreement), to which the Company will be a party on the Closing Date, and the Collateral Trust Joinder (which document shall be substantially in the form attached as Exhibit B to the Collateral Trust Agreement) will be effective to create, in favor of the Collateral Trustee (as defined in the Collateral Trust Agreement) for the benefit of the holders of the Additional Secured Debt (as defined in the Collateral Trust Agreement) with respect to the Notes as collateral security for the payment and performance of the obligations secured thereby, a valid and enforceable security interest in the Collateral (as defined in the Collateral Trust Agreement) covered or purported to be covered thereby. The prior recordation of the Mortgage (as defined in the Indenture) and the prior filing of the UCC-1 financing statements in connection with the Security Documents (as defined in the Collateral Trust Agreement, including without limitation, the Additional Secured Debt Designation and the Collateral Trust Joinder), with the priority created thereby are sufficient to perfect by such recordation or filing in each jurisdiction where required to perfect the lien and security interest in personal property and fixtures described therein, and it is not necessary to make any new filings or take any other action to perfect, or to maintain the perfection, of such liens and security interests.
(pp)Upon the execution and delivery of the Additional Secured Debt Designation and the Collateral Trust Joinder as described above in section (oo), the Notes will constitute additional Parity Secured Debt (as defined in the Collateral Trust Agreement) that is pari passu with other notes issued under the 2006 Indenture and will be secured by the Shared Collateral (as defined in the Indenture) equally and ratable with the other notes issued under the 2006 Indenture.
(qq)As of the Closing Date, except with respect to Permitted Liens (as defined in the Indenture), there will be no Lien (as defined in the Indenture) on any assets or property of the Company securing Indebtedness (as defined in the Indenture).
3.Purchase, Sale and Delivery of Notes. On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Company agrees to sell to each of the Purchasers, and each of the Purchasers agrees, severally and not jointly, to purchase from the Company, at a purchase price of 98% of the principal amount of the Notes, plus interest from and including October 16, 2012 to but excluding the Closing Date (as hereinafter defined), the respective principal amounts of the Notes set forth opposite the names of the several Purchasers in Schedule A hereto.

The Company will deliver against payment of the purchase price the Notes to be offered and sold by the Purchasers in reliance on Regulation S (the “Regulation S Securities”) in the form of one or more permanent global securities in registered form without interest coupons (the “Regulation S Global Securities”) which will be deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) for the respective accounts of the DTC participants for Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) and registered in the name of Cede & Co., as nominee for DTC. The Company will deliver against payment of the purchase price the Notes to be purchased by each Purchaser hereunder and to be offered and sold by each Purchaser in reliance on Rule 144A (the “144A Securities”) in the form of one permanent global security in definitive form without interest coupons (the “Restricted Global Securities”) deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee for DTC. The Regulation S Global Securities and the Restricted Global Securities shall be assigned separate CUSIP numbers. The Restricted Global Securities shall include the legend regarding restrictions on transfer set forth under “Transfer Restrictions” in the Final Offering Circular. Until the termination of the distribution compliance period (as defined in Regulation S) with respect to the offering of the Notes, interests in the Regulation S Global Securities may only be held by the DTC participants for Euroclear and Clearstream, Luxembourg. Interests in any permanent global securities will be held only in book-entry form through Euroclear, Clearstream, Luxembourg or DTC, as the case may be, except in the limited circumstances described in the Final Offering Circular.

Payment for the Regulation S Securities and the 144A Securities shall be made by the Purchasers in Federal (same day) funds by wire transfer to an account at a bank acceptable to Credit Suisse drawn to the order of the Company at the office of Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, NY 10112, at 9:00 a.m. (Eastern time), on October 16, 2012, or at such other time not later than five (5) full business days thereafter as Credit Suisse and the Company determine, such time being herein referred to as the “Closing Date,” against delivery to the Trustee as custodian for DTC of (i) the Regulation S Global Securities representing all of the Regulation S Securities for the respective accounts of the DTC participants for Euroclear and Clearstream, Luxembourg and (ii) the Restricted Global Securities representing all of the 144A Securities. The Regulation S Global Securities and the Restricted Global Securities will be made available for checking at the above office of Chadbourne & Parke LLP at least 24 hours prior to the Closing Date.
4.Representations by Purchasers; Resale by Purchasers.
(a)Each Purchaser severally represents and warrants to the Company that it is an “accredited investor” within the meaning of Regulation D under the Securities Act.
(b)Each Purchaser severally acknowledges that the Notes have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S or pursuant to an exemption from the registration requirements of the Securities Act. Each Purchaser severally represents and agrees that it has offered and sold the Notes, and will offer and sell the Notes, (i) as part of its distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, only in accordance with Rule 903 of the Securities Act or Rule 144A. Accordingly, neither such Purchaser nor its affiliates, nor any persons acting on its or their behalf, have engaged or will engage in any directed selling efforts with respect to the Notes, and such Purchaser, its affiliates and all persons acting on its or their behalf have complied and will comply with the offering restrictions requirement of Regulation S. Each Purchaser severally agrees that, at or prior to confirmation of sale of the Notes, other than a sale pursuant to Rule 144A, such Purchaser will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases the Notes from it during the restricted period a confirmation or notice to substantially the following effect:
“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the date of the commencement of the offering and the closing date, except in either case in accordance with Regulation S (or Rule 144A if available) under the Securities Act. Terms used above have the meanings given to them by Regulation S.”
Terms used in this subsection (b) have the meanings given to them by Regulation S.
(c)Each Purchaser severally agrees that it and each of its affiliates have not entered and will not enter into any contractual arrangement with respect to the distribution of the Notes except for any such arrangements with the other Purchasers or affiliates of the other Purchasers or with the prior written consent of the Company.

(d)Each Purchaser severally agrees that it and each of its affiliates will not offer or sell the Notes in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D under the Securities Act involving a public offering within the meaning of Section 4(a)(2), including, but not limited to, (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising. Each Purchaser severally agrees, with respect to resales made in reliance on Rule 144A of any of the Notes, to deliver either with the confirmation of such resale or otherwise prior to settlement of such resale a notice to the effect that the resale of such Notes has been made in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 144A.
(e)In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Purchaser represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the Notes to the public in that Relevant Member State at any time:
(i)to “qualified investors” as defined in the Prospectus Directive;
(ii)to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) as permitted under the Prospectus Directive; or
(iii)in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities referred to in (a) to (c) above shall require the publication by the Company or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.
For the purposes of this provision, the expression an “offer of the Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.
(f)Each of the Purchasers severally represents, warrants and agrees as follows:
(i)it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the Company; and

(ii)it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.
5.Certain Agreements of the Company. The Company agrees with the Purchasers that:
(a)The Company will promptly advise the Representatives of any proposal to amend or supplement the Preliminary Offering Circular or the Final Offering Circular and will not effect such amendment or supplement without the Representatives' consent, such consent not to be unreasonably withheld. If, at any time prior to the completion of the resale of the Notes by the Purchasers, there occurs an event or development as a result of which any document included in the Preliminary Offering Circular or the Final Offering Circular, the General Disclosure Package or any Supplemental Marketing Material, if republished immediately following such event or development, included or would include an untrue statement of a material fact or omitted or would omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Company promptly will notify the Representatives of such event and promptly will prepare and furnish, at its own expense, to the Purchasers and the dealers and to any other dealers at the request of the Representatives, an amendment or supplement which will correct such statement or omission. Neither the Representatives' consent to, nor the Purchasers' delivery to offerees or investors of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 6. The first sentence of this subsection does not apply to statements in or omissions from any document in the Preliminary Offering Circular or Final Offering Circular, the General Disclosure Package or any Supplemental Marketing Material made in reliance upon and in conformity with written information furnished to the Company by the Purchasers specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof.
(b)The Company will furnish to the Representatives copies of the Preliminary Offering Circular, each other document comprising a part of the General Disclosure Package, the Final Offering Circular, all amendments and supplements to such documents and each item of Supplemental Marketing Material, in each case as soon as available and in such quantities as the Representatives reasonably request. At any time when the Company is not subject to Section 13 or 15(d) of the Exchange Act, the Company will promptly furnish or cause to be furnished to the Representatives and, upon request, to each of the other Purchasers and, upon request of holders and prospective purchasers of the Notes, to such holders and purchasers, copies of the information required to be delivered to holders and prospective purchasers of the Notes pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto) in order to permit compliance with Rule 144A in connection with resales by such holders of the Notes. The Company will pay the expenses of printing and distributing to the Purchasers all such documents.
(c)The Company will arrange for the qualification of the Notes for sale and the determination of their eligibility for investment under the laws of such jurisdictions in the United States and Canada as the Representatives designate and will continue such qualifications in effect so long as required for the resale of the Notes by the Purchasers, provided that the Company will not be required to qualify as a foreign limited partnership or to file a general consent to service of process in any such jurisdiction or to take any action that would subject itself to taxation based on income or revenues in any such jurisdiction where it is not currently subject to taxation.
(d)During the period of one year after the Closing Date, the Company will furnish to the Representatives and, upon request, to each of the other Purchasers, as soon as practicable after the end of each fiscal year, a copy of the Company's annual report for such year and a copy of the equivalent report of any Guarantor that is a reporting company for such year; and the Company will furnish to the Representatives and, upon request, to each of the other Purchasers as soon as available, a copy of each report and any definitive proxy statement of the Company and of any Guarantor that is a reporting company filed with the Commission under the Exchange Act or mailed to unitholders. However, so long as the Company timely files reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”) as if the Company were subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act, it is not required to furnish such reports or statements to the Purchasers.

(e)During the period of one year after the Closing Date, the Company will, upon reasonable request, furnish to the Representatives, each of the other Purchasers and any holder of Notes a copy of the restrictions on transfer applicable to the Notes.
(f)During the period of one year after the Closing Date, the Company will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to, resell any of the Notes that have been reacquired by any of them.
(g)During the period of one year after the Closing Date, the Company will not be or become, an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act.
(h)None of the Company, its affiliates, or any person acting on their behalf will engage in any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) in connection with any offer or sale of the Notes in the United States.
(i)The Company will cooperate with the Purchasers and use its best efforts to permit the Notes to be eligible for clearance and settlement through DTC, Euroclear and Clearstream, Luxembourg.
(j)The Company will pay all expenses incidental to the performance of its respective obligations under this Agreement, the Indenture and the Security Documents, including but not limited to: (i) the fees and expenses of the Trustee, the Collateral Agent and their professional advisers; (ii) all expenses in connection with the execution, issue, authentication, packaging and initial delivery of the Notes, including any stamp or transfer taxes in connection with the original issuance and sale of Notes, the preparation and printing of this Agreement, the Security Documents, the Notes, the Indenture, the Preliminary Offering Circular, any other documents comprising any part of the General Disclosure Package, the Final Offering Circular, all amendments and supplements thereto, each item of Supplemental Marketing Material and any other document relating to the issuance, offer, sale and delivery of the Notes; (iii) all filing costs and expenses relating to the perfection of security interests in the Collateral, as set forth in the Security Documents; (iv) the cost of qualifying the Notes for trading in The Portal Market (“PORTAL”) and any expenses incidental thereto; (v) the cost of any advertising approved by the Company in connection with the issue of the Notes; (vi) any expenses (including reasonable fees and disbursements of counsel to the Purchasers) incurred in connection with qualification of the Notes for sale under the laws of such jurisdictions in the United States and Canada as the Representatives designate and the preparation and printing of memoranda relating thereto; (vii)  any fees charged by investment rating agencies for the rating of the Notes; and (viii) expenses incurred in distributing the Preliminary Offering Circular, any other documents comprising any part of the General Disclosure Package, the Final Offering Circular (including any amendments and supplements thereto) and any Supplemental Marketing Material to the Purchasers. The Company will also pay or reimburse the Purchasers (to the extent incurred by them) for reasonable, documented, out-of-pocket costs and expenses of the Purchasers and the Company's general partner's officers and employees relating to investor presentations on any “road show” in connection with the offering and sale of the Notes including, without limitation, any such travel expenses of the Company's general partner's officers and employees and any other expenses of the Company including the chartering of airplanes.

(k)The Company will use the net proceeds received in connection with the offering of the Notes in the manner described in the “Use of Proceeds” section of the General Disclosure Package.
(l)In connection with the offering of the Notes, until the Representatives shall have notified the Company of the completion of the resale of the Notes, neither the Company nor any of its affiliates will, either alone or with one or more other persons, bid for or purchase for any account in which it or any of its affiliates has a beneficial interest any Notes or attempt to induce any person to purchase any Notes; and neither it nor any of its affiliates will make bids or purchases for the purpose of creating actual, or apparent, active trading in, or of raising the price of, the Notes.
(m)Until the Closing Date, the Company will not, directly or indirectly, take any of the following actions with respect to any United States dollar-denominated debt securities issued or guaranteed by the Company and having a maturity of more than one year from the date of issue or any securities convertible or exchangeable or exercisable for any such securities (“Lock-Up Securities”): (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Lock-Up Securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities; (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v) file with the Commission a registration statement under the Securities Act relating to Lock-Up Securities or publicly disclose the intention to take any such action, without the prior written consent of Credit Suisse. The Company will not at any time directly or indirectly, take any action referred to in clauses (i) through (v) above with respect to any securities under circumstances where such offer, sale, pledge, contract or disposition would cause the exemption afforded by Section 4(a)(2) of the Securities Act or the safe harbor of Regulation S thereunder to cease to be applicable to the offer and sale of the Notes.
6.Free Writing Communications.
(a)The Company represents and agrees that, unless it obtains the prior consent of the Representatives, and each Purchaser represents and agrees that, unless it obtains the prior consent of the Company and Representatives, it has not made and will not make any offer relating to the Notes that would constitute an Issuer Free Writing Communication.
(b)The Company consents to the use by any Purchaser of a Free Writing Communication that (i) contains only (A) information describing the preliminary terms of the Notes or their offering or (B) information that describes the final terms of the Notes or their offering and that is included in the Terms Communication or is subsequently included in the Final Offering Circular, including by means of a pricing term sheet in the form of Annex A hereto, or (ii) does not contain any material information about the Company or its securities that was provided by or on behalf of the Company, it being understood and agreed that the Company shall not be responsible to any Purchaser for liability arising from any inaccuracy in such Free Writing Communications referred to in clause (i) or (ii) because it differed from the information in the Preliminary Offering Circular, the Final Offering Circular or the General Disclosure Package.

7.Conditions of the Obligations of the Purchasers. The obligations of the Purchasers to purchase and pay for the Notes will be subject to the accuracy of the representations and warranties of the Company herein (as though made on the Closing Date), to the accuracy of the statements of officers of the Company made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:
(a)The Representatives shall have received letters, dated (A) the date hereof, of Ernst & Young LLP, in form and substance satisfactory to the Representatives and (B) the Closing Date, of Ernst & Young LLP, in form and substance satisfactory to the Representatives, which letters shall each contain confirming statements and information of the type ordinarily included in “accountants' comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the General Disclosure Package and the Final Offering Circular, except that the specific date referred to therein for the carrying out of procedures shall be no more than three (3) business days prior to the date of such letter.
(b)Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the financial condition, results of operations, business or properties of the Company and its subsidiaries taken as a whole which, in the reasonable judgment of the Representatives, is material and adverse and makes it impractical or inadvisable to proceed with completion of the offering or the sale of and payment for the Notes; (ii) any downgrading in the rating of any debt securities of the Company by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g) under the Securities Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that the Company has been placed on negative outlook; (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls as would, in the reasonable judgment of the Representatives, be likely to prejudice materially the success of the proposed issue, sale or distribution of the Notes, whether in the primary market or in respect of dealings in the secondary market; (iv) any material suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum prices for trading on such exchange; (v) any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. federal or New York authorities; (vii) any material disruption of settlements of securities or clearance services in the United States or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the reasonable judgment of the Representatives, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical or inadvisable to proceed with the completion of the offering or sale of and payment for the Notes.
(c)The Representatives shall have received an opinion, dated the Closing Date, of Andrews Kurth LLP, counsel for the Company, in form and substance reasonably satisfactory to the Representatives, to the effect set forth in Exhibit A hereto and to such further effect as counsel to the Purchasers may reasonably request.
(d)The Representatives shall have received from Chadbourne & Parke LLP, counsel for the Purchasers, such opinion or opinions, dated the Closing Date, with respect to such matters as the Representatives may require, and the Company shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters.

(e)The Representatives shall have received a certificate, dated the Closing Date, of an executive officer of the Company's general partner and a principal financial or accounting officer of the Company's general partner in which such officers, to the best of their knowledge after reasonable investigation, shall state that the representations and warranties of the Company in this Agreement are true and correct, that the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date, and that, subsequent to the date of the most recent financial statements in the General Disclosure Package, there has been no material adverse change in the financial condition, results of operations, business or properties of the Company and its subsidiaries taken as a whole except as set forth in the General Disclosure Package or as described in such certificate.
(f)The Representatives shall have received a counterpart of the Registration Rights Agreement that shall have been executed and delivered by a duly authorized officer of the Company.
The Company will furnish the Representatives with such conformed copies of such opinions, certificates, letters and documents as the Representatives reasonably request. Credit Suisse may in its sole discretion waive on behalf of the Purchasers compliance with any conditions to the obligations of the Purchasers hereunder.
8.Indemnification and Contribution.
(a)The Company will indemnify and hold harmless each Purchaser, its partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls such Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Preliminary Offering Circular or the Final Offering Circular, in each case as amended or supplemented, or any Issuer Free Writing Communication (including without limitation, any Supplemental Marketing Material), or arise out of or are based upon the omission or alleged omission of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating, preparing or defending against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Purchaser specifically for use therein, it being understood and agreed that the only such information consists of the information described as such in subsection (b) below.
(b)Each Purchaser will severally and not jointly indemnify and hold harmless each of the Company, its directors, its respective officers and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, a “Purchaser Indemnified Party”), against any losses, claims, damages or liabilities to which such Purchaser Indemnified Party may become subject, under the Securities Act, the Exchange Act, or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Preliminary Offering Circular or the Final Offering Circular, in each case as amended or supplemented, or any Issuer Free Writing Communication or arise out of or are based upon the omission or the alleged omission of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Purchaser specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Purchaser Indemnified Party in connection with investigating, preparing or defending against any such loss, claim, damage, liability or action as such expenses are incurred, it being understood and agreed that the only such information furnished by any Purchaser consists of the following information in the Preliminary Offering Circular and the Final Offering Circular: the price on the front cover page; the information in the eighth full paragraph under the caption “Plan of Distribution,” in respect to market making by the Purchasers; the tenth and eleventh paragraphs under the caption “Plan of Distribution,” in respect to stabilizing and other transactions and the thirteenth, fourteenth and fifteenth paragraphs under the caption “Plan of Distribution,” in regards to certain representations, warranties and covenants of the Purchasers regarding foreign selling legends; provided, however, that the Purchasers shall not be liable for any losses, claims, damages or liabilities arising out of or based upon the Company's failure to perform its obligations under Section 5(a) of this Agreement.

(c)Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.
(d)If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Purchasers on the other from the offering of the Notes or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Purchasers on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Purchasers on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company from the sale of the Notes, on the one hand, bear to the total discounts and commissions received by the Purchasers from the Company under this Agreement, on the other hand. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Purchasers and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Notes purchased by it were resold exceeds the amount of any damages which such Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. The Purchasers' obligations in this subsection (d) to contribute are several in proportion to their respective purchase obligations and not joint. The Company and the Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation (even if the Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(d).

(e)The obligations of the Company under this Section shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Purchaser within the meaning of the Securities Act or the Exchange Act; and the obligations of the Purchasers under this Section shall be in addition to any liability which the Purchasers may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act.
9.Default of Purchasers. If any Purchaser or Purchasers default in their obligations to purchase Notes hereunder on the Closing Date and the aggregate principal amount of the Notes that such defaulting Purchaser or Purchasers agreed but failed to purchase does not exceed 10% of the total principal amount of the Notes, the Representatives may make arrangements satisfactory to the Company for the purchase of such Notes by other persons, including any of the Purchasers, but if no such arrangements are made by such Closing Date, the non-defaulting Purchasers shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Notes that such defaulting Purchasers agreed but failed to purchase on the Closing Date. If any Purchaser or Purchasers so default and the aggregate principal amount of Notes with respect to which such default or defaults occur exceeds 10% of the total principal amount of the Notes that Purchasers are required to purchase on the Closing Date and arrangements satisfactory to the Representatives and the Company for the purchase of such Notes by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Purchaser or the Company, except as provided in Section 10. As used in this Agreement, the term “Purchaser” includes any person substituted for a Purchaser under this Section. Nothing herein will relieve a defaulting Purchaser from liability for its default.
10.Survival of Certain Representations and Obligations. The indemnities, agreements, representations, warranties and other statements of the Company or its officers and of the Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Purchaser, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Notes. If this Agreement is terminated pursuant to Section 9 or if for any reason the purchase of the Notes by the Purchasers is not consummated, the Company shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 5 and the respective obligations of the Company and the Purchasers pursuant to Section 8 shall remain in effect. If the purchase of the Notes by the Purchasers is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 9 or the occurrence of any event specified in clause (iii), (iv), (vi), (vii) or (viii) of Section 7(b), the Company will reimburse the Purchasers for all out-of-pocket expenses (including reasonable fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Notes.

11.Notices. All communications hereunder will be in writing and, if sent to the Purchasers will be mailed, delivered or telegraphed and confirmed to the Representatives, c/o Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, N.Y. 10010-3629, Attention: LCD-IBD, or, if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at Sabine Pass LNG, L.P., 700 Milam Street, Suite 800, Houston, Texas 77002, Attention: Chief Financial Officer; provided, however, that any notice to a Purchaser pursuant to Section 8 will be mailed, delivered or telegraphed and confirmed to such Purchaser.
12.Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 8, and no other person will have any right or obligation hereunder, except that holders of Notes shall be entitled to enforce the agreements for their benefit contained in the second and third sentences of Section 5(b) hereof against the Company as if such holders were parties thereto.
13.Representation of Purchasers. You will act for the several Purchasers in connection with the transaction contemplated by this Agreement, and any action under this Agreement taken by Credit Suisse will be binding upon all the Purchasers.
14.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.
15.Absence of Fiduciary Relationship. The Company acknowledges and agrees that:
(a)The Representatives have been retained solely to act as initial purchaser in connection with the initial purchase, offering and resale of the Notes and that no fiduciary, advisory or agency relationship between the Cheniere Entities and the Representatives has been created in respect of any of the transactions contemplated by this Agreement or the Preliminary Offering Circular or the Final Offering Circular, irrespective of whether the Representatives have advised or are advising the Cheniere Entities on other matters;
(b)The purchase price of the Notes set forth in this Agreement was established by the Company following discussions and arms-length negotiations with the Representatives and the Company, and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;
(c)The Cheniere Entities have been advised that the Representatives and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Cheniere Entities and that the Representatives has no obligation to disclose such interests and transactions to the Cheniere Entities by virtue of any fiduciary, advisory or agency relationship; and
(d)Each Cheniere Entity waives, to the fullest extent permitted by law, any claims it may have against the Representatives for breach of fiduciary duty or alleged breach of fiduciary duty arising out of the transactions contemplated by this Agreement and agree that the Representatives shall have no liability (whether direct or indirect) to the Cheniere Entities in respect of such a fiduciary duty claim or to any person asserting such fiduciary duty claim on behalf of or in right of the Cheniere Entities, including stockholders, employees or creditors of the Company.

16.Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
17.Submission to Jurisdiction. The Company hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

If the foregoing is in accordance with the Representatives' understanding of our agreement, kindly sign and return to us one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the several Purchasers in accordance with its terms.

Very truly yours, SABINE PASS LNG, L.P.

	By:	Sabine Pass LNG-GP, LLC, its general partner
/s/ Meg A. Gentle
Name: Meg A. Gentle
Title: Chief Financial Officer

The foregoing Purchase Agreement is hereby confirmed and accepted as of the date first above written.

CREDIT SUISSE SECURITIES (USA) LLC
/s/ Max Lipkind
Name: Max Lipkind
Title: Vice President

HSBC SECURITIES (USA) INC.
/s/ Keith Malas
Name: Keith Malas
Title: Managing Director, Co-Head of LAF,
Americas
Acting on behalf of itself and as the Representatives of the several Purchasers

SCHEDULE A

Purchaser	Principal Amount of Notes
Credit Suisse Securities (USA) LLC	$252,000,000
HSBC Securities (USA) Inc	$168,000,000
Total	$420,000,000

SCHEDULE B
Issuer Free Writing Communications (included in the General Disclosure Package)
1.Final term sheet, dated October 1, 2012, a copy of which is attached hereto as Exhibit B-1.

SABINE PASS LNG, L.P.
6.500% SENIOR SECURED NOTES DUE 2020
Pricing Term Sheet
The information in this term sheet supplements Sabine Pass LNG, L.P.'s (the “Company”) preliminary offering circular, dated October 1, 2012 (the “Preliminary Circular”) and supersedes the information in the Preliminary Circular to the extent inconsistent with the information in the Preliminary Circular. Except to the extent of any such inconsistency, this term sheet is qualified in its entirety by reference to the Preliminary Circular. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Circular.

Issuer:..................................................	Sabine Pass LNG, L.P.
Security Description:...........................	6.500% Senior Secured Notes Due 2020
Aggregate Principal Amount:..............	$420,000,000
Maturity:..............................................	November 1, 2020
Coupon:...............................................	6.5%
Offering Price:.....................................	100%
Yield to Maturity:................................	6.5%
Spread to Treasury:..............................	525 basis points
Benchmark:..........................................	2.625% UST due November 15, 2020
Interest Payment Dates:.......................	May 1 and November 1
Commencing:......................................	May 1, 2013
Equity Clawback:................................	Up to 35% prior to November 1, 2015 at a redemption price of 106.500% plus accrued and unpaid interest
Optional Redemption:.........................	Callable, on or after the following dates, and at the following prices:
Date Price
November 1, 2016....................................... 103.250%
November 1, 2017....................................... 101.625%
November 1, 2018 and thereafter................ 100.000%

Make-Whole Redemption:..................	Callable prior to the first call date at make-whole call of Treasury Rate + 0.50%

Trade Date:..........................................	October 1, 2012
Settlement Date:..................................	October 16, 2012

CUSIP:.................................................	Rule 144A - 785583AJ4 Reg. S - U8596QAD4

ISIN:....................................................	Rule 144A - US785583AJ42 Reg. S - USU8596QAD44

Initial Purchasers:................................	Credit Suisse Securities (USA) LLC HSBC Securities (USA) Inc.
Denominations:....................................	Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof

This communication does not constitute an offer to sell, or the solicitation of an offer to buy, any securities in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. The notes have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any other applicable securities law.
Accordingly, the notes may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons (as defined in Regulation S under the Securities Act) except to persons reasonably believed to be qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A under the Securities Act and to certain persons in transactions outside the United States in reliance on Regulation S under the Securities Act.
This communication is confidential and is for your information only and is not intended to be used by anyone other than you.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

EXHIBIT A

FORM OF OPINION OF ANDREWS KURTH LLP

1.The Issuer is validly existing as a limited partnership and in good standing under the laws of the State of Delaware. Sabine Pass GP is validly existing as a limited liability company and in good standing under the laws of the State of Delaware. Sabine Pass LP is validly existing as a limited liability company and in good standing under the laws of the State of Delaware.
2.    The Issuer has the limited partnership power and authority under the laws of the State of Delaware to (i) execute and deliver each of the Closing Date Documents, (ii) incur and perform all of its obligations under each of the Transaction Documents to which it is a party and (iii) carry on its business and own and lease its properties as described in the Offering Circular and the Disclosure Package. Sabine Pass GP has the limited liability company power and authority under the laws of the State of Delaware to (i) incur and perform all of its obligations under the Transaction Documents to which it is a party and (ii) carry on its business and own and lease its properties as described in the Offering Circular and the Disclosure Package. Sabine Pass LP has the limited liability company power and authority under the laws of the State of Delaware to (i) incur and perform all of its obligations under the Transaction Documents to which it is a party and (ii) carry on its business and own and lease its properties as described in the Offering Circular and the Disclosure Package.
3.    Each of the Purchase Agreement, the Registration Rights Agreement, the Initial Securities and the Indenture has been duly authorized, executed and delivered by the Issuer. The Exchange Securities have been duly authorized by the Issuer.
4.    None of the execution and delivery by the Issuer of each of the Closing Date Documents, each in accordance with its terms, (ii) the incurrence or performance by the Issuer of its obligations under each of the Transaction Documents to which it is a party, each in accordance with its terms, (iii) the offering, issuance, sale and delivery of the Initial Securities pursuant to the Purchase Agreement or (iv) the offering, issuance, exchange and delivery of the Exchange Securities pursuant to the Exchange Offer contemplated by the Registration Rights Agreement in the manner therein contemplated (A) constituted, constitutes or will constitute a violation of the Organizational Documents, or (B) resulted, results or will result in any violation of (i) applicable laws of the State of New York, (ii) applicable laws of the State of Texas, (iii) applicable laws of the United States of America, (iv) the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”), (v) the Delaware Limited Liability Company Act (the “DLLCA”) or (vi) Regulation T, U or X of the Board of Governors of the Federal Reserve System. None of the execution and delivery by the Issuer of each of the Closing Date Documents, or the incurrence or performance by the Issuer of its obligations under each of the Transaction Documents, each in accordance with its terms, constituted, constitutes or will constitute a breach or violation of, or a default under (or an event which, with notice or lapse of time or both, would constitute such a default), or resulted, results or will result in the creation of any security interest in, or lien upon, any of the property or assets of the Issuer pursuant to, any Applicable Agreement.
5.    No Governmental Approval or Filing, which has not been obtained or made and is not in full force and effect, is required to authorize, or is required for the execution and delivery by the Issuer of the Closing Date Documents, or the incurrence or performance of its obligations under the Transaction Documents, or the validity and enforceability of any of the Transaction Documents against the Issuer. As used in this paragraph, “Governmental Approval or Filing” means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any executive, legislative, judicial, administrative or regulatory body of the State of New York, the State of Texas, the State of Delaware or the United States of America, pursuant to, respectively, (i) applicable laws of the State of New York, (ii) applicable laws of the State of Texas, (iii) the DRULPA or the DLLCA or (iv) applicable laws of the United States of America.
6.    The statements under the caption “Description of Notes” in the Preliminary Offering Circular (as supplemented by the Pricing Term Sheet) and the Offering Circular, insofar as such statements purport to summarize certain provisions of documents referred to therein and reviewed by us as described above, fairly summarize such provisions in all material respects, subject to the qualifications and assumptions stated therein.

7.    The statements set forth in the Preliminary Offering Circular and the Offering Circular under the caption “United States Federal Income Tax Considerations,” insofar as they refer to statements of law or legal conclusions, fairly summarize the matters referred to therein in all material respects, subject to the qualifications and assumptions stated therein. The Issuer is not classified as an association (or publicly traded partnership) taxable as a corporation for United States federal income tax purposes.
8.    The Indenture constitutes a valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, under applicable laws of the State of New York.
9.    When authenticated by the Trustee in the manner provided in the Indenture and delivered to and paid for by the Initial Purchasers in accordance with the Purchase Agreement, the Initial Securities will constitute valid and binding obligations of the Issuer, entitled to the benefits of the Indenture and enforceable against the Issuer in accordance with their terms, under applicable laws of the State of New York.
10.    When validly executed by the Issuer and authenticated by the Trustee in the manner provided in the Indenture and delivered in exchange for Initial Securities pursuant to the Exchange Offer contemplated by the Registration Rights Agreement, the Exchange Securities will constitute valid and binding obligations of the Issuer, entitled to the benefits of the Indenture and enforceable against the Issuer in accordance with their terms, under applicable laws of the State of New York.
11.    The Registration Rights Agreement constitutes a valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, under applicable laws of the State of New York.
12.    Each of the Security Documents, the Collateral Trust Agreement, the Debt Designation, the Consents and the Depositary Agreement constitutes a valid and binding obligation of the Pledgor party thereto, enforceable against such Pledgor in accordance with its terms, under applicable laws of the State of New York.
13.    Each of the New York Law Project Agreements constitutes a valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, under applicable laws of the State of New York.
14.    Each of the Texas Law Project Agreements constitutes a valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, under applicable laws of the State of Texas.
15.    Assuming (i) the accuracy of the representations and warranties of the Issuer set forth in Sections 2(x), 2(y), 2(ff) and 2(gg) of the Purchase Agreement, (ii) the due performance by the Issuer and the Initial Purchasers of the covenants and agreements set forth in the Purchase Agreement, (iii) the compliance by the Initial Purchasers with the offering and transfer procedures and the restrictions described in the Offering Circular, (iv) the accuracy of the representations and warranties of the Initial Purchasers set forth in Section 4 of the Purchase Agreement, (v) the accuracy of the representations and warranties made or deemed to be made in accordance with the Purchase Agreement and the Offering Circular by purchasers to whom the Initial Purchasers initially resell the Initial Securities, and (vi) that purchasers to whom the Initial Purchasers initially resell the Initial Securities (x) have been made aware of the information set forth in the Offering Circular under the caption “Transfer Restrictions,” and (y) have received any financial statement and business description information described in Rule 144A(d)(4) under the Securities Act, that they may have requested, (A) the offer, issue, sale and delivery of the Initial Securities to the Initial Purchasers and the initial resale of the Initial Securities by the Initial Purchasers, each in the manner contemplated by the Purchase Agreement and the Offering Circular, do not require registration under the Securities Act, and (B) prior to the consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement (as defined in the Registration Rights Agreement), such offer, issue, sale and delivery of the Initial Securities and such initial resale of the Initial Securities do not require qualification of the Indenture under the Trust Indenture Act of 1939, as amended; provided, however, that we express no opinion as to any subsequent resale of any Security.

16.    The Issuer is not, and immediately after giving effect to the issuance and sale of the Initial Securities occurring today and the application of proceeds therefrom as described in the Offering Circular, will not be, an “investment company” within the meaning of said term as used in the Investment Company Act of 1940, as amended.
17.    Each of the Security Documents is effective to create in favor of the Collateral Trustee for the benefit of the Secured Parties (as defined in such Security Document), a valid and enforceable security interest under the NY UCC in all right, title and interest of the Pledgor party to such Security Document in, to and under the Collateral described in such Security Document to which Article 9 of the NY UCC is applicable (the “Article 9 Collateral”) as collateral security for the Secured Obligations (as defined in such Security Document).
18.    Each of the Financing Statements includes all of the types of information required by Section 9-502(a) of the Uniform Commercial Code as in effect in the State of Delaware (the “DE UCC”) and also the types of information without which the Filing Office may refuse to accept the Financing Statements pursuant to Section 9-516 of the DE UCC. Upon the creation of the security interest referred to in paragraph 17 above and the filing of the Financing Statements in the Filing Office, the security interest referred to in paragraph 17 above in that portion of the Article 9 Collateral in which a security interest may be perfected by the filing of a financing statement under the DE UCC will be perfected.
19.    Upon the creation of the security interest referred to in paragraph 17 above and the execution and delivery of the Depositary Agreement, the security interest referred to in paragraph 17 above in that portion of the Article 9 Collateral consisting of (i) a “deposit account” (as defined in Section 9-102(a)(29) of the NY UCC) will be perfected by “control” (within the meaning of section 9-104 of the NY UCC); (ii) a “security entitlement” (as defined in Section 8-102(a)(17) of the NY UCC) credited to a “securities account” (as defined in Section 8-501(a) of the NY UCC) will be perfected by “control” (within the meaning of Section 8-106(d)(2) of the NY UCC); and (iii) a “securities account” (as defined in Section 8-501 of the NY UCC) will be perfected when a security interest in all “security entitlements” carried in such “securities account” is perfected by the means indicated in clause (ii) of this paragraph 19.
20.    The security interest referred to in paragraph 17 above in that portion of the Article 9 Collateral consisting of a “certificated security” (as defined in Section 8-102(a)(4) of the NY UCC) represented by a “security certificate” (as defined in Section 8-102(a)(16) of the NY UCC) in bearer form or in registered form will, upon the creation of such security interest referred to in paragraph 17 above, be perfected by the Collateral Trustee taking possession in the State of New York of such “security certificate”, and if the Collateral Trustee takes possession of such “security certificate” for “value” (as defined in Section 1-201(44) of the NY UCC) and without “notice” (within the meaning of Section 8-501 of the NY UCC) of any “adverse claim” (as defined in Section 8-102(a)(1) of the NY UCC) to such “certificated security”, then the Collateral Trustee will be a “protected purchaser” (within the meaning of Section 8-303 of the NY UCC) and will acquire such security interest free of any “adverse claim.”
In addition, we have participated in conferences with officers and other representatives of Sabine Pass GP and the Issuer, the independent registered public accounting firm for the Issuer, your counsel and your representatives at which the contents of the Disclosure Package and the Offering Circular (including the Incorporated Documents) and related matters were discussed and, although we have not independently verified and are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of the statements contained or incorporated by reference in the Disclosure Package and the Offering Circular (except as and to the extent set forth in paragraphs 6 and 7 above), on the basis of the foregoing (relying with respect to factual matters to the extent we deem appropriate upon statements by officers of Sabine Pass GP and other representatives of the Issuer), no facts have come to our attention that have led us to believe that (i) the Disclosure Package (including the Incorporated Documents), as of [__:__] [p.m.] (Eastern Time) on October [__], 2012 (which you have informed us is a time prior to the time of the first sale of the Initial Securities by any Initial Purchaser), contained an untrue statement of a material fact or omitted to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) the Offering Circular (including the Incorporated Documents), as of its date and as of the date hereof, contained or contains an untrue statement of a material fact or omitted or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, it being understood that we express no opinion, statement or belief in this letter with respect to (i) the exhibits to the Incorporated Documents, (ii) the historical and pro forma financial statements and related schedules, including the notes and schedules thereto and the auditor's report thereon and (iii) any other financial or accounting data, included or incorporated or deemed incorporated by reference in, or excluded from, the Offering Circular or the Disclosure Package. Without limiting the foregoing, we call to your attention that (i) the Offering Circular has been prepared in the context of a Rule 144A transaction and not as part of a registration statement under the Securities Act, and (ii) the Offering Circular does not contain all information that would be required in a registration statement under the Securities Act.

“Applicable Agreements” means:

1.
Contribution and Conveyance Agreement, dated as of March 26, 2007, by and among Cheniere Energy Partners, L.P., Cheniere LNG Holdings, LLC, Cheniere Energy Partners GP, LLC, Cheniere Energy Investments, LLC, Sabine Pass LNG-GP, Inc. and Sabine Pass LNG-LP, LLC.

2.	Indenture, dated as of November 9, 2006, between Sabine Pass LNG, L.P., as issuer, and The Bank of New York, as trustee.

3.	LNG Terminal Use Agreement, dated September 2, 2004, by and between Total LNG USA, Inc. and Sabine Pass LNG, L.P.

4.	Amendment of LNG Terminal Use Agreement, dated January 24, 2005, by and between Total LNG USA, Inc. and Sabine Pass LNG, L.P.

5.	Amendment of LNG Terminal Use Agreement, dated June 15, 2010, by and between Total Gas & Power North America, Inc. and Sabine Pass LNG, L.P.

6.	Omnibus Agreement, dated September 2, 2004, by and between Total LNG USA, Inc. and Sabine Pass LNG, L.P.

7.	Guaranty, dated as of November 9, 2004, by Total S.A. in favor of Sabine Pass LNG, L.P.

8.	LNG Terminal Use Agreement, dated November 8, 2004, between Chevron U.S.A. Inc. and Sabine Pass LNG, L.P.

9.	Amendment to LNG Terminal Use Agreement, dated December 1, 2005, by and between Chevron U.S.A. Inc. and Sabine Pass LNG, L.P.

10.	Amendment of LNG Terminal Use Agreement, dated June 16, 2010, by and between Chevron U.S.A. Inc. and Sabine Pass LNG, L.P.

11.	Omnibus Agreement, dated November 8, 2004, between Chevron U.S.A., Inc. and Sabine Pass LNG, L.P.

12.	Guaranty Agreement, dated as of December 15, 2004, from ChevronTexaco Corporation to Sabine Pass LNG, L.P.

13.	Amended and Restated Terminal Use Agreement, dated November 9, 2006, by and between Cheniere Marketing, Inc. and Sabine Pass LNG, L.P.

14.	Amendment of LNG Terminal Use Agreement, dated June 25, 2007, by and between Cheniere Marketing, Inc. and Sabine Pass LNG, L.P.

15.	Assignment and Assumption Agreement, dated June 24, 2010, by and between Cheniere Marketing, LLC and Cheniere Energy Investments, LLC

16.
Cooperative Endeavor Agreement & Payment in Lieu of Tax Agreement, dated October 23, 2007 (amending the Amended and Restated Terminal Use Agreement, dated November 9, 2006, by and between Cheniere Marketing, Inc. and Sabine Pass LNG, L.P.).

17.	LNG Lease Agreement, dated June 24, 2008, between Cheniere Marketing, Inc. and Sabine Pass LNG, L.P.

18.	Guarantee Agreement, dated as of November 9, 2006, by Cheniere Energy, Inc.

19.	Guarantee Agreement, dated June 24, 2010, by Cheniere Energy Partners, L.P. in favor of Sabine Pass LNG, L.P.

20.	Surrender of Capacity Rights Agreement, dated March 26, 2010, by and between Cheniere Marketing, LLC and Sabine Pass LNG, L.P.

21.	Capacity Rights Agreement, dated March 26, 2010, by and between Sabine Pass LNG, L.P. and JPMorgan LNG Co.

22.	Amended and Restated Capacity Rights Agreement, dated June 24, 2010, by and between Sabine Pass LNG, L.P. and JPMorgan LNG Co.

23.	Amendment No. 1 to Amended and Restated Capacity Rights Agreement, dated December 16, 2010, by and between Sabine Pass LNG, L.P. and JPMorgan LNG Co.

24.	Amendment No. 2 to Amended and Restated Capacity Rights Agreement, dated April 1, 2011, by and between Sabine Pass LNG, L.P. and JPMorgan LNG Co.

25.	Tri-Party Agreement, dated June 24, 2010, by and among Cheniere Energy Investments, LLC, Sabine Pass LNG, L.P. and JPMorgan LNG Co.

26.	Amendment No. 1 to Tri-Party Agreement, dated December 16, 2010, by and among Cheniere Energy Investments, LLC, Sabine Pass LNG, L.P. and JPMorgan LNG Co.

27.	Collateral Trust Agreement, dated November 9, 2006, by and among Sabine Pass LNG, L.P., The Bank of New York, as collateral trustee, Sabine Pass LNG-GP, Inc. and Sabine Pass LNG-LP, LLC.

28.	Additional Secured Debt Designation, dated September 15, 2008, executed by Sabine Pass LNG, L.P. and acknowledged by The Bank of New York Mellon, as collateral trustee.

29.	Amended and Restated Parity Lien Security Agreement, dated November 9, 2006, by and between Sabine Pass LNG, L.P. and The Bank of New York, as collateral trustee.

30.
Third Amended and Restated Multiple Indebtedness Mortgage, Assignment of Rents and Leases and Security Agreement, dated November 9, 2006, between the Sabine Pass LNG, L.P. and The Bank of New York, as collateral trustee.

31.
Amended and Restated Parity Lien Pledge Agreement, dated November 9, 2006, by and among Sabine Pass LNG, L.P., Sabine Pass LNG-GP, Inc., Sabine Pass LNG-LP, LLC and The Bank of New York, as collateral trustee.

32.	Security Deposit Agreement, dated November 9, 2006, by and among Sabine Pass LNG, L.P., The Bank of New York, as collateral trustee, and The Bank of New York, as depositary agent.

33.	Purchase Agreement, dated September 10, 2008, by and among Sabine Pass LNG, L.P. and Citigroup Global Markets Inc.

34.	Operation and Maintenance Agreement, dated February 25, 2005, between Sabine Pass LNG, L.P. and Cheniere LNG O&M Services, L.P.

35.	Assignment, Assumption, Consent and Release Agreement, dated March 26, 2007, among Cheniere LNG O&M Services, L.P., Cheniere Energy Partners GP, LLC and Sabine Pass LNG, L.P.

36.	Sabine Consent and Agreement (Operation and Maintenance Agreement), dated August 15, 2008, among Cheniere Energy Partners GP, LLC, Sabine Pass LNG, L.P. and The Bank of New York Mellon.

37.	Management Services Agreement, dated February 25, 2005, between Sabine Pass LNG-GP, Inc. and Sabine Pass LNG, L.P.

38.	Letter Agreement (Management Services Agreement), dated September 1, 2006, between Sabine Pass LNG-GP, Inc. and Cheniere LNG Terminals, Inc.

39.	Assignment, Assumption, Consent and Release Agreement (Management Services Agreement), dated August 15, 2008, between Sabine Pass LNG-GP, Inc., Cheniere LNG Terminals, Inc. and Sabine Pass LNG, L.P.

40.	Sabine Consent and Agreement (Management Services Agreement), dated August 15, 2008, among Cheniere LNG Terminals, Inc., Sabine Pass LNG, L.P. and The Bank of New York Mellon.

41.	Second Amended and Restated Terminal Use Agreement, dated as of July 31, 2012, between Sabine Pass LNG, L.P. and Sabine Pass Liquefaction, LLC.

42.	Guarantee Agreement, dated as of July 31, 2012, by Cheniere Energy Partners, L.P. in favor of Sabine Pass LNG, L.P.

“Bankruptcy Code” means Title 11 of the United States Code.
“Closing Date Documents” means the Purchase Agreement, the Registration Rights Agreement, the Indenture, the Initial Securities and the Debt Designation (collectively, the “Closing Date Documents”).

“Collateral” means the Collateral (as defined in the Security Agreement) and the Pledge Agreement Collateral (as defined in the Pledge Agreement).
“Filing Office” means the office of the Secretary of State of the State of Delaware.
“Financing Statements” means, collectively, the UCC Financing Statements naming the Issuer, Sabine Pass GP and Sabine Pass LP as debtors, respectively, and the Collateral Trustee as the secured party, filed in the Filing Office (as defined below) and attached hereto as Exhibit B.
“GP Organizational Documents” means the GP Certificate of Formation and the GP LLC Agreement.
“Issuer Organizational Documents” means, collectively, the Partnership Certificate and the Partnership Agreement.
“Lien” has the meaning given to such term in the Indenture.
“LP Organizational Documents” means the LP Certificate of Formation and the LP LLC Agreement.
“Material Project Agreements” means, collectively, (i) the Terminal Use Agreement, dated as of November 8, 2004, between Chevron U.S.A. Inc. and the Issuer, as amended and supplemented by the Omnibus Agreement, dated as of November 8, 2004, between Chevron U.S.A. Inc. and the Issuer, as amended by the Amendment to LNG Terminal Use Agreement, dated December 1, 2005, by and between Chevron U.S.A. Inc. and the Issuer and as further amended by the Amendment to LNG Terminal Use Agreement, dated June 16, 2010, by and between Chevron U.S.A. Inc. and the Issuer (the “Chevron TUA”); (ii) the Guaranty Agreement, dated as of December 15, 2004 (the “Chevron Guaranty”), between Chevron Corporation and the Issuer; (iii) the Terminal Use Agreement, dated as of September 2, 2004 (the “Total TUA”), between Total LNG USA, Inc. and the Issuer, as amended and supplemented by the Omnibus Agreement, dated as of September 2, 2004, between Total LNG USA, Inc. and the Issuer, and acknowledged by Cheniere Energy, Inc. and Total Gas & Power North America, Inc., as further amended by the Amendment of LNG Terminal Use Agreement, dated as of January 24, 2005, and as further amended by the Letter Agreement, dated September 11, 2012, between Total Gas & Power North America, Inc. and the Issuer (the “Total TUA Amendment”), between Total LNG USA, Inc. and the Issuer, and as further amended by the Amendment of LNG Terminal Use Agreement, dated June 15, 2010 by and between Total Gas & Power North America, Inc; (iv) the Parent Guarantee, dated as of November 5, 2004 (the “Total Guaranty”), between Total S.A. and the Issuer; (v) the Amended and Restated LNG Terminal Use Agreement, dated as of July 31, 2012 (the “SPL TUA”), between Sabine Pass Liquefaction, LLC and the Issuer; (vi) the Guarantee Agreement, dated as of November 9, 2006 (the “Cheniere Guaranty”), between Cheniere Energy, Inc. and the Issuer; (vii) the Guarantee Agreement, dated as of June 10, 2010, by Cheniere Energy Partners, L.P. in favor of the Issuer; (viii) the Amended and Restated Management Services Agreement, dated as of August 9, 2012 (the “Management Services Agreement”), between the Issuer and Cheniere LNG Terminals, Inc.; (ix) the Amended and Restated Operation and Maintenance Agreement, dated August 9, 2012 (the “O&M Agreement”), by and among Cheniere Energy Partners GP, LLC, Cheniere LNG O&M Services, LLC and the Issuer; and (x) (1) the Lease Agreement, dated January 15, 2005, between George A. Davis, Carmen V. Gebhardt Trust, Linda D. Diouhy Trust, Mary P. Davis Lakhardi, Edwin Scott Henry, Charles Gregory Henry, Candace Henry Olivier, Wilma Davis Bride, James Austin Guthrie, Earl Guthrie, Lonnie A. Davis, Jr., Daniel D. Davis, Sandra Denise Davis, Martha Davis Johnson, Sharon Davis Faulk, Daniel Ellender, Sally Ellender Gay, and the Issuer; (2) the Lease Agreement, dated January 15, 2005, between Crain Brothers Ranch, Inc., M.A. Domatti Management Trust, Domatti Family Living Trust, Eva L. Domatti, Erika Domatti, Renata Domatti, and the Issuer, as amended by Amendment to Lease, dated February 24, 2005, by and between such parties; and (3) the Lease Agreement, dated January 15, 2005, between Crain Lands, L.L.C. and the Issuer, as amended by Amendment to Lease, dated February 24, 2005, by and between such parties (the contracts referred to in the preceding clauses (1), (2) and (3) being referred to, collectively, as the “Leases”).

“New York Law Project Agreements” means, collectively, the Chevron TUA, the Total TUA, the Total Guaranty and the SPL TUA.
“NY UCC” means the Uniform Commercial Code as in effect in the State of New York.
“Organizational Documents” means the Issuer Organizational Documents, the GP Organizational Documents and the LP Organizational Documents.
“Person” means a natural person or a legal entity organized under the laws of any jurisdiction.
“Pledgors” means, collectively, the Issuer, Sabine Pass GP and Sabine Pass LP.
“Security Documents” means, collectively, the Security Agreement and the Pledge Agreement.
“Texas Law Project Agreements” means, collectively, the O&M Agreement, the Management Services Agreement and the Cheniere Guaranty.
“Transaction Documents” means, collectively, the Purchase Agreement, the Registration Rights Agreement, the Indenture, the Initial Securities, the Exchange Securities, the Security Documents, the Consents, the Collateral Trust Agreement, the Debt Designation, the 2012 Joinder, the Depositary Agreement, the Mortgage and the Material Project Agreements.